Exhibit 3.185

CERTIFICATE OF INCORPORATION

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J. N. LEWIS & S. S. GALE CORPORATION

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THIS IS TO CERTIFY that we do hereby associate ourselves to establish a corporation under and by virtue of the provisions of an act of the General Assembly of Virginia, entitled an “Act Concerning Public Corporations”, which became a law on the 21st day of May, 1903, and the amendments thereto, for the purpose and under the corporate name hereinafter mentioned, and to that end, we do, by this our certificate, set forth as follows:

(a)

NAME.

The name of the corporation is to be “The J.N. Lewis and S. S. Gale Corporation”.

(b)

PRINCIPAL OFFICE.

The principal office in this State is to be located at Roanoke Virginia.

(c)

PURPOSES.

The purposes for which it is formed are to build, maintain, equip and operate one or more hospitals for the practice therein of medicine, surgery and for the care of the sick, and for the purpose of educating and training nurses.

(d)

CAPITAL STOCK.

The maximum amount of the capital stock is to be Thirty Thousand Dollars ($30,000.00); the minimum amount is to be Five Thousand Dollars ($5,000.00), and the capital stock is to be divided into shares of One Hundred Dollars ($100.00) each.

(e)

DURATION.

The period for the duration of the corporation is unlimited.

(f)

OFFICERS & DIRECTORS.

The names and residences of the officers and directors, who, unless sooner changed by the stockholders are for the first year to manage the affairs of the Corporation, are as follows:-

NAME	OFFICE	RESIDENCE
J. N. LEWIS	President	Roanoke, Va.
Jos. A. Gale,	Vice President	Roanoke, Va.
S. S. GALE,	Treasurer,	Roanoke, Va.
S. S. Gale,	Secretary,	Roanoke, Va.

DIRECTORS.

J. N. Lewis,	Roanoke, Va.
S. S. Gale,	Roanoke, Va.
Jos. A. Gale,	Roanoke Va.
L. D. Lewis.	Roanoke, Va.

(g)

REAL ESTATE.

The amount of real estate to which the holdings of the corporation at any time are to be limited, is ten thousand acres.

Given under our hands this 29th day of March 1909.

ARTICLES OF AMENDMENT OF ARTICLES OF INCORPORATION

OF

LEWIS-GALE HOSPITAL, INCORPORATED

1. The name of the Corporation is Lewis-Gale Hospital, Incorporated (the “Corporation”).

2. Article (c) of the Articles of Incorporation of this Corporation is amended to read in its entirety as follows:

Purposes.

The purposes for which it is formed are to build, maintain, equip and operate one or more hospitals for the practice therein of medicine and surgery and for the care of the sick and for the purpose of educating and training nurses and for any other lawful purpose.

3. The foregoing amendment to the Corporation’s Articles of Incorporation was adopted on November 15, 2006 by unanimous consent of the shareholders.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by the undersigned, its authorized officer, on November 15, 2006.

LEWIS-GALE HOSPITAL, INCORPORATED

By:	/s/ Dora A. Blackwood
Dora A. Blackwood
Vice President and Secretary